Exhibit 99.2

I NVESTOR P RESENTATION N OVEMBER 2017

1 D ISCLAIMER The information in this presentation relates to a proposed business combination (the “Proposed Transaction”) between M III Acquisition Corp . (“MIII”) and IEA Energy Services LLC (“IEA”) . This presentation is for informational purposes only and is neither an offer to sell, nor a solicitation of an offer to buy any securities of MIII or IEA . This presentation has been prepared to assist interested parties in making their own evaluation with respect to the Proposed Transaction and for no other purpose . The information contained herein is not, and should not be assumed to be, complete . This presentation is being made available in draft form . The information in this draft presentation is not complete and may be changed . MIII is not under any obligation to update or keep current the information contained in this draft presentation, to remove any outdated information from this draft presentation, or to expressly mark it as being outdated . No securities commission or securities regulatory authority or other regulatory or other authority in the United States or any other jurisdiction has in any way passed upon the merits of, or the accuracy and adequacy of, this presentation . CERTAIN INFORMATION This presentation includes information based on independent industry publications and other sources . You should not construe the contents of this presentation as legal, accounting, business or tax advice and you should consult your own professional advisors as to the legal, accounting, business, tax, financial or other matters contained herein . None of MIII, IEA, Oaktree Capital Management (“Oaktree”), nor any of their respective affiliates, directors, officers, management, employees, representatives and advisors makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the information contained herein, or any other information (whether communicated in written or oral form) transmitted or made available to you . Recipients of this presentation will be deemed to expressly disclaim any and all liability of any of the foregoing persons relating to or resulting from the use of this presentation or such other information (including without limitation, any market analysis and financial projections that may be contained herein or provided in connection herewith) by you or any of your directors, partners, officers, employees, affiliates, agents and representatives . ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the Proposed Transaction, MIII intends to file with the SEC preliminary and definitive proxy statements . When completed, MIII will mail the definitive proxy statement to its stockholders in connection with MIII’s solicitation of proxies for the special meeting of MIII stockholders to be held to approve the Proposed Transaction and related transactions . MIII stockholders and other interested persons are advised to read, when available, MIII’s preliminary and definitive proxy statements (including any documents incorporated by reference therein), as these materials will contain important information about MIII, Oaktree, IEA and the Proposed Transaction . A copy of the deﬁnitive proxy statement will be mailed when available to all stockholders of MIII . Investors and stockholders can obtain free copies of the proxy statement once it is available and other documents ﬁled with the SEC by MIII through the web site maintained by the SEC at www . sec . gov . In addition, investors and stockholders can obtain free copies of the preliminary proxy statement once it is available from MIII by writing to MIII at 3 Columbus Circle, 15 th Floor, New York, New York 10019 , Attention : Investor Relations . PARTICIPANTS IN SOLICITATION MIII, Oaktree and IEA, and their respective directors and executive ofﬁcers, may be deemed participants in the solicitation of proxies of MIII’s stockholders in respect of the Proposed Transaction . Information regarding MIII’s directors and executive officers is available in its Annual Report on Form 10 - K filed with the SEC on March 30 , 2017 . Additional information about the directors and executive ofﬁcers of MIII, Oaktree and IEA and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement, when available . Investors may obtain additional information about the interests of such participants by reading such proxy statement . FORWARD - LOOKING STATEMENTS This presentation includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as "forecast," "intend," "seek," "target," “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . Such forward looking statements include projected financial information . Such forward looking statements with respect to projections, revenues, earnings, performance, strategies, prospects and other aspects of the businesses of MIII, IEA or the combined company after completion of the Proposed Transaction are based on current expectations that are subject to risks and uncertainties . A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements . These factors include, but are not limited to : (1) the inability to complete the transactions contemplated by the Proposed Transaction ; (2) the ability to meet NASDAQ’s continued listing standards following the Proposed Transaction ; (3) the inability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably ; (4) costs related to the Proposed Transaction ; (5) changes in applicable laws or regulations ; (6) the possibility that MIII or IEA may be adversely affected by other economic, business, and/or competitive factors ; and (7) other risks and uncertainties indicated from time to time in the final prospectus of MIII, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by MIII . You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the date made . None of MIII, Oaktree nor IEA undertakes to update or revise the forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law . PROJECTIONS Any estimates, forecasts or projections set forth in this presentation have been prepared by MIII and/or IEA management in good faith on a basis believed to be reasonable . Such estimates, forecasts and projections involve signiﬁcant elements of subjective judgment and analysis and reflect numerous judgements, estimates and assumptions that are inherently uncertain in prospective financial information of any kind . As such, no representation can be made as to the attainability of our forecasts and projections . Investors are cautioned that such estimates, forecasts or projections have not been audited and have not been prepared in conformance with generally accepted accounting principles . For a listing of risks and other factors that could impact our ability to attain our projected results, please see “Forward - Looking Statements” above . USE OF NON - GAAP FINANCIAL MEASURES This presentation includes non - GAAP ﬁnancial measures . Deﬁnitions of these non - GAAP ﬁnancial measures and reconciliations of these non - GAAP ﬁnancial measures to the most directly comparable GAAP ﬁnancial measures are included elsewhere in this presentation . IEA believes that these non - GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to IEA’s financial condition and results of operations . A fuller description of the nature of the adjustments from GAAP is provided elsewhere in this presentation . Because these non - GAAP financial measures are not in conformity with GAAP, we urge you to review IEA’s audited financial statements, which will be presented in MIII’s proxy statement to be filed with the SEC and delivered to stockholders of MIII .

2 P RESENTERS A Powerful Partnership Mohsin Meghji Chairman & Chief Executive Officer Philip Kassin Co - Head of M&A & Financing J.P. Roehm Chief Executive Officer & President Andrew Layman Chief Financial Officer Ian Schapiro Managing Director & Portfolio Manager

3 M - III & O AKTREE O VERVIEWS • M - III Acquisition Corp. was created and sponsored by M - III Partners, LP (“M - III Partners”) • M - III Partners is a New York - based merchant banking, investment and financial advisory firm ► Combines financial expertise with managerial and operational excellence to enhance performance and create value ► Established track record of value creation in complex situations across multiple industries • M - III Partners focuses on companies at inflection points ► Works with management to drive strategic and operational planning to maximize shareholder value ► Specializes in identifying and growing the valuable core of a business • M - III Partners was founded by Mohsin Y. Meghji, who has more than 25 years of management and advisory experience building value in companies that are undergoing financial, operational or strategic transitions • M - III Partners is staffed by seasoned professionals with extensive investment, operational, strategy, M&A and financial restructuring experience ► Prior work experience includes: • Oaktree is a leader among global investment managers specializing in alternative investments, with $100 billion in assets under management as of September 30, 2017 • Oaktree’s Power Opportunities strategy focuses exclusively on growing successful companies in the power, energy and infrastructure sectors ► Long track record of partnering with leading companies providing products and services to electric and gas utilities ► Specific experience with engineering and construction companies ► Representative past and current investments include: • Maintain leading position as a power and civil engineering, procurement & construction services provider • Continue partnership with the highest caliber leadership and talent in the industry • Sustain profitable growth with risk under control • Leverage organizational platform for organic growth initiatives and acquisitions Oaktree’s Continued Support and Vision for IEA as a Public Company

4 A GENDA I. Investment Thesis II. IEA Overview and Growth Opportunities III. Financial Overview Appendix

I. I NVESTMENT T HESIS

Investment Thesis

- ✓ Renewables power generation is projected to grow ~50% by 2024[1], and wind and solar are cost-competitive even without tax incentives
- ✓ IEA is a best-in-class national energy engineering, procurement & construction platform with wind, solar and civil capabilities
- ✓ Strong relationships with established, recurring base of blue-chip customers and OEMs
- ✓ Record backlog[2] of approximately $1.1 billion, providing strong visibility for the next two years
- ✓ Ability to capture incremental annual EBITDA through self-performance of previously subcontracted high voltage electrical work
- ✓ Multiple paths for organic and inorganic growth
- ✓ Proven management team with extensive industry knowledge, rigorous project controls and a company culture of safety

(1) Source: U.S. Energy Information Administration.
(2) Contracted and awarded business not yet contracted.

6

Situation Overview

Key Transaction Metrics

- ✓ Initial purchase price of ~$255 million (~$345 million achieving full earn-out)(1)
- ✓ Implied Enterprise Value at close of ~$293 million(1)
- ✓ Represents 5.6x 2017E Adj. EBITDA of ~$52.7 million(2) (vs. 8.4x peer average)
- ✓ Represents 4.3x 2018E EBITDA of ~$78 million (vs. 7.3x peer average)(3)
- ✓ At close, Oaktree / Management will own 34.2% and M-III shareholders will own 65.8%(4)
- ✓ If full earn-out is achieved, Oaktree / Management will own 49.7% and M-III shareholders will own 50.3%(5)
- ✓ Net cash position at close and senior credit facility provides dry powder to fund growth

Key Company Metrics

- ✓ 2017E Revenue of $480 million and Adj. EBITDA of $52.7 million(2)
- ✓ 14.5% Revenue CAGR (vs. 12.1% peer average) for 2016A – 2018E (not including acquisitions)
- ✓ 14.2% Gross Margin for 2017E
- ✓ 11.0% Adjusted EBITDA Margin for 2017E(2) (vs. 7.7% peer average)
- ✓ Strong and improving revenue & EBITDA growth
- ✓ High adjusted free cash flow levels with negative working capital(6)

(1) See page 8 for calculations.

(2) Assumes the mid-point of the 2017E Adj. EBITDA range of $51 - $55 million, which is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. The program was implemented during 2017, resulting in a benefit to 2017E Adjusted EBITDA of $2.2 million. The annualization of the impact of the program results in a further $4.7 million of positive adjustments to 2017E Adjusted EBITDA. The capital leasing program reduces cost of goods sold by eliminating operating lease payments for the leased assets and increases interest expense and amortization expense, thereby increasing Adjusted EBITDA, while generally reducing total payments in respect of the leased assets. Additionally, the capital leasing program results in operational efficiencies that further reduce cost of goods sold and generally results in a gain on leased assets because their residual value usually exceeds the depreciated carrying value. The adjustments related to the capital lease program are based on Management's current estimates and could change depending on business activity and ongoing project needs. See page 31 for a reconciliation of Net Income to Adj. EBITDA.

(3) Based on enterprise value of $335.4 million. Includes 4.250 million earn-out shares based on 2018E EBITDA of $78.0 million. Excludes (i) 1.875 million unvested Founder Shares (that have voting rights and the dividends are held in escrow until vesting), (ii) 7.73 million outstanding warrants with a strike price of $11.50 per share, and (iii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity.

(4) Excludes (i) 7.73 million outstanding warrants with a strike price of $11.50 per share, (ii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity, and (iii) up to 9.0 million incentive earn-out shares.

(5) Assumes full vesting of Founder Shares and full earn-out achieved; excludes the impacts of outstanding warrants and any conversion of Preferred Equity. See page 30 for more details.

(6) Adj. Free Cash Flow is defined as Adj. EBITDA less capital expenditures and payments under capital leases. See page 31 for a reconciliation of Net Income to Adj. EBITDA and Adj. Free Cash Flow.

7

Transaction Overview

Transaction Structure

- Base purchase price of $255 million, with $90 million of earn-out, for a fully loaded purchase price of up to $345 million:
  - $100 million payable in cash at closing [1]
  - $35 million payable in convertible, redeemable, preferred equity at closing [1]
  - $100 million of common stock rolled by Oaktree / Management at closing [1][2]
  - Up to 9.0 million shares of common stock payable through a 2 year earn-out mechanism
  - Assumption of $20 million in capital leases (with $4.7 million 2017E Adj. EBITDA[8] benefit)

Post-Transaction Ownership

At Close[3]



Oaktree / Management 34.2%
M-III Shareholders 65.8%

Fully Distributed[5]



Oaktree / Management 49.7%
M-III Shareholders 50.3%

Implied Valuation *($ in millions)*

Share Price	$10.00
Shares Outstanding[3][4]	27.3
Common Equity Value	**$273.4**
Less: Cash	35.0
Plus: Capital Leases	20.0
Plus: Preferred Equity	35.0
Enterprise Value	**$293.4**

Transaction Multiples	
EV / Q2 2017 LTM EBITDA[7] ($66.5M)	4.4x
EV / Q3 2017 LTM EBITDA[7] ($62.7M)	4.7x
EV / 2017E Adj. EBITDA ($52.7M)[8]	5.6x
EV / 2018E EBITDA ($78.0M)	3.8x
EV / 2018E EBITDA ($78.0M)[9] (incl. earn-out)	4.3x

Sources & Uses *($ in millions)*

Sources		
Capital Leases	20.0	*6.6%*
Preferred Equity[1]	35.0	*11.5%*
M-III Cash In Trust	150.0	*49.2%*
Equity Roll[1]	100.0	*32.8%*
Total Sources	**$305.0**	

Uses		
Payment of the Purchase Price[6]	255.0	*83.6%*
Fees & Expenses	15.0	*4.9%*
Cash to Balance Sheet	35.0	*11.5%*
Total Uses	**$305.0**	

(1) Subject to closing adjustments described in the Merger Agreement.
(2) Valued at $10.00 per share.
(3) Excludes (i) 7.73 million outstanding warrants with a strike price of $11.50 per share, (ii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity, and (iii) up to 9.0 million incentive earn-out shares.
(4) Excludes 1.875 million unvested Founder Shares, which have no current value when share price is $10.00.
(5) Assumes full vesting of Founder Shares and full earn-out achieved; excludes the impact of outstanding warrants and any conversion of Preferred Equity. See page 30 for more details.
(6) Includes assumption of $20.0 million of Capital Leases.
(7) LTM EBITDA is the EBITDA from Continuing Operations (As Adj.) for the respective periods. See page 31 for a reconciliation of Net Income to EBITDA from Continuing Operations (As Adj.).
(8) Projection assumes no M&A and mid-point of the 2017E Adj. EBITDA range of $51 - $55 million, which is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 31 for additional details on the impact of the capital leasing program ('Full Year Impact of 2017 Capital Leasing Program') and a reconciliation of Net Income to Adj. EBITDA.
(9) Based on an enterprise value of $335.4 million. Includes 4.250 million earn-out shares based on 2018E EBITDA of $78.0 million.

8

9 5.6x 7.9x 8.0x 8.9x 8.9x 3.8x 7.4x 6.3x 7.8x 7.6x 14.5% 12.4% 12.0% 11.8% 12.3% IEA MasTec MYR PSC Quanta (2) 6.8x 12.3x 21.9x 13.9x 14.1x 4.1x 11.1x 12.1x 11.4x 10.9x B ENCHMARKING TO U TILITY S PECIALTY C ONTRACTORS 2016A – 2018E Revenue CAGR 2017E Adj. EBITDA Margin Mean: 12.1% Mean: 7.7% (1) 2017E and 2018E multiples based on implied enterprise value of $293.4 million. 2018E (incl. earn - out) multiples based on enterprise value of $335.4 million and include 4.250 million earn - out shares based on 2018E EBITDA of $78.0 million. (2) Assumes the mid - point of the 2017E Adj. EBITDA range of $51 - $55 million, which is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 31 for additional details on the impact of the capital leasing p rog ram (‘Full Year Impact of 2017 Capital Leasing Program’) and a reconciliation of Net Income to Adj. EBITDA. Source: Company filings, Capital IQ analyst consensus. As of 10/20/2017. 11.0% 10.3% 5.0% 7.5% 7.8% IEA MasTec MYR PSC Quanta (2) 2017 Mean: 15.5x (1) (1) (2) Enterprise Value / EBIT Enterprise Value / EBITDA 2018 Mean: 11.4x 2017 Mean: 8.4x 2018 Mean: 7.3x 2017E Adj. 2018E 2018E 2017E Adj. 2018E (incl. earn - out) 4.7x 2018E (incl. earn - out) 4.3x

II. IEA O VERVIEW AND G ROWTH O PPORTUNITIES

11 K EY C OMPANY H IGHLIGHTS Best - in - Class Renewables EPC Platform Poised for Significant Growth Attractive Industry Dynamics Established Base of Blue - Chip, Creditworthy Customers Growing Backlog Provides Unprecedented Visibility Multiple Levers to Drive Growth Experienced Management Team Focused on Growth, Safety & Project Controls IEA is the Leading Energy EPC Platform Powering Forward North America’s Growing Energy Infrastructure Very Strong Margin & Cash Flow Characteristics

BEST-IN-CLASS RENEWABLES EPC PLATFORM POISED FOR SIGNIFICANT GROWTH

Company Overview

- IEA specializes in the design and construction of critical energy infrastructure
  - Market-leading platform for renewable energy projects
    - #1 estimated market share U.S. wind energy construction(1)
    - Growing presence in utility-scale solar
  - 60+ years of experience in civil, petrochemical and industrial power
  - #1 safety performer versus Tier I renewable EPCs(2)(3)
  - Superior project controls and quality assurance
  - Robust engineering management
  - Excellent fleet management
  - Self-perform capabilities

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES

Renewable Energy



Civil & Infrastructure



Power & Industrial



Key Statistics

- ✓ ***~30%* wind energy market share(1)**
- ✓ ***Over 190 wind and solar projects completed***
- ✓ ***7,200+ wind turbines erected, including all major OEMs***
- ✓ ***Over 14 Gigawatts ("GW") of wind power installed***
- ✓ ***Serves 12 of the 16 largest U.S. wind energy developers***
- ✓ ***Over 700 Megawatts ("MW") of solar power installed***
- ✓ ***Projects completed in over 35 states***
- ✓ ***97% of all major projects completed with a positive margin***
- ✓ ***Over 80% of revenue from repeat, blue-chip customers***
- ✓ ***Total Recordable Incident Rate ("TRIR") below 0.80 for the last three years (vs. 2.5 industry average)(3)***
- ✓ ***Record backlog of approximately $1.1 billion, providing strong visibility to 2018 and 2019***

(1) Management estimate, based upon industry and customer data available to Management.
(2) Based on 2016 Experience Modification Rate ("EMR") and Total Recordable Incident Rate ("TRIR").
(3) U.S. Department of Labor and U.S. Bureau of Labor Statistics.

12

IEA | M III PARTNERS | OAKTREE

13 83.2 93.2 103.4 115.7 0.0 25.0 50.0 75.0 100.0 125.0 150.0 2017 2018 2019 2020 U.S. Installed Capacity (GW) Wind Capacity Renewable Energy is THE Predominant Source of Capacity Additions • Renewable energy projects are leading capacity additions in the U.S., with wind and solar accounting for ~65% of all new capacity in 2016 (1) • The U.S. Department of Energy estimates that renewables will account for over 40% of all U.S. capacity by 2030, due to: ► Lower, unsubsidized levelized cost (2) ► Shut - down of fossil / nuclear power plants ► Corporate sustainability practices – corporations and non - utilities – represented ~39% of the MW contracted through Power Purchase Agreements (“PPA”) from renewable generation in 2016 • Wind and solar installed capacity is projected to grow significantly as projects are fast tracked to take advantage of produc tio n tax credits (“PTC”) and investment tax credits (“ITC”) ► For the first time in 2016, solar represented the largest new source of installed electricity generating capacity U.S. Annual Power Capacity Additions (1) Wind Installed Capacity (3) Solar PV Installed Capacity (4) (1) Source: AWEA. (2) The “levelized cost of energy” is the net present value of the unit - cost of electricity over the lifetime of a generating asset. (3) Source: MAKE Consulting. (4) Source: U.S. Energy Information Administration. R ENEWABLE E NERGY R ESHAPING P OWER I NDUSTRY 16,532 20,699 20,965 30,698 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 2013 2014 2015 2016 Power Capacity Additions (MW) Wind Solar Natural Gas Other 44.1 49.0 53.1 58.0 0.0 20.0 40.0 60.0 80.0 2017 2018 2019 2020 U.S. Installed Capacity (GW) Solar Capacity

14 $48 $60 $94 $68 $32 $46 $49 $78 $143 $210 $101 $62 $56 $61 $0 $50 $100 $150 $200 $250 Gas Combined Cycle Coal Integrated Gasification Combined Cycle Natural Gas Reciprocating Engine Wind Solar PV - Thin Film Utility Scale Solar PV - Crystalline Utility Scale $ / MWh Conventional R ENEWABLES ARE C OST - C OMPETITIVE W ITHOUT T AX C REDITS Unsubsidized Costs of Renewable Energy are Competitive with Conventional Sources (1) Unsubsidized Alternative Energy Cost of Energy on Par with Conventional Sources • Investments in technology and productivity have dramatically reduced the unsubsidized levelized cost for wind and solar • Wind and solar costs for new builds are often cheaper than conventional fuel sources (natural gas and coal), even without the inclusion of tax incentives (1) Source: U.S. Energy Information Administration, Wall Street estimates.

Renewable Energy Infrastructure Construction is Highly Specialized…

Market Overview

- IEA is one of only three Tier I providers and is shortlisted on major targeted projects
- Reliability is more important to customers than price
- Owners and project financiers limit acceptable EPCs
- Consolidated market share with few EPCs of scale
  - Significant competitive barriers limit new market entrants
- Labor constrained market

Self-Perform Is Critical

- Construction is ~20%-25% of total cost, but is largest risk to the entire project
  - Owners demand self-performing services and experienced contractors
- Self-perform capabilities allow IEA to retain margin, while better controlling safety and scheduling of projects
  - Turbine erection
  - Service road design and installation
  - Concrete and foundation
  - Electrical (high voltage being implemented)
  - Mechanical

Competitive EPC Landscape

Competitor	Tier I Provider	Double-Breasted(1)	Engineering Management	Self-Perform Electrical	Solar Capabilities	2017 YTD Wind Installation(2)
IEA	✓	✓	✓	✓(3)	✓	1,900 MW
Blattner Energy	✓	✓		✓	✓	1,500 MW
Mortenson	✓	✓		✓	✓	600 MW
res			✓	✓	✓	1,100 MW
Wanzek				✓		500 MW
Fagen Inc.						0 MW

(1) "Double-breasted" workforce is defined as union and non-union labor force.
(2) Source: Management estimates and MAKE Consulting.
(3) Executing strategy to self-perform high-voltage electrical work.

15

…WITH SIGNIFICANT BARRIERS TO ENTRY

Barriers to Entry	IEA Value Proposition
Tier I Provider with National Coverage	#1 estimated market share in wind with projects completed in 35+ states[(1)]
Self-Perform Capabilities	IEA employs 13 project crews; only 50 crews in the U.S.[(1)]
Exceptional Track Record	Over 190 wind and solar projects successfully completed
Vendor / OEM Relationships	7,200+ wind turbines erected, including all major OEMs
Best Safety Record	Exceptional safety with EMR of 0.66 and TRIR of 0.77 in 2016[(2)]
Skilled Craft Labor	IEA recruits & retains skilled labor, despite industry shortages
Culture	Best-in-class customer and employee retention rates

National Coverage with Projects Completed in 35+ States

- IEA's "double-breasted" (union & non-union) workforce enables the Company to work anywhere in the U.S.
- Scalable workforce with 2,000+ peak employees
- IEA has in place a National Wind Agreement that essentially serves as a Project Labor Agreement for wind turbine construction projects nationwide


Hawaii
Puerto Rico
Headquarters
Completed Projects

(1) Management estimate, based upon industry and customer data available to Management.
(2) Experience Modification Rate ("EMR") and Total Recordable Incident Rate ("TRIR").

16

Established Base of Blue-Chip, Creditworthy Customers

Entrenched Relationships with the Largest U.S. Wind Customers

- Deep, trusted relationships with the largest Tier I renewable energy developers and owners
  - IEA has completed wind projects with 12 of the top 16 U.S. developers/owners (collectively responsible for ~63%[1] of U.S. MW constructed in 2016)
- Majority of IEA customers also build utility-scale solar projects and are in active discussions with IEA for solar projects

Customer	Credit Rating[2]	Wind Energy Projects Completed or in Progress by IEA[3]	Total MW Constructed by IEA[3]	Tenure of Customer Relationship[3] *(years)*	Total Wind Capacity Owned by Customer[3] [4]	Potential IEA Solar Customer
edp renewables	BBB-	13	1,639	10	4,000 MW	✓
e.on	BBB	7	1,183	8	2,500 MW	✓
NextEra Energy	A-	16	1,166	7	12,800 MW	✓
enel	BBB	5	958	3	2,200 MW	✓
Invenergy	NR	6	948	11	3,200 MW	✓
firstwind	B-	8	569	9	1,500 MW	
EDF	A-	5	495	7	2,600 MW	✓
APEX Clean Energy	A-	5	467	2	1,800 MW	✓
Exelon	BBB	8	389	5	1,700 MW	✓
everpower	NR	2	302	9	800 MW	
Enbridge	BBB+	3	280	9	800 MW	
Algonquin Power & Utilities Corp.	BBB	2	254	4	800 MW	✓
Edison International / nrg	BB-	8	253	11	1,000 MW	✓
Consumers Energy	BBB+	2	121	6	200 MW	✓
Alliance Power	NR	2	89	6	100 MW	

(1) Source: AWEA.
(2) Represents ultimate parent credit rating if not standalone company. As of October 2017.
(3) As of April 2017.
(4) Ownership numbers only include direct ownership of capacity in the U.S. (i.e., not gross capacity of a project that may be partially owned by another company, not capacity owned by a Yieldco, etc.).

17

IEA | MIII PARTNERS | OAKTREE

18 $1 $96 $357 $478 $609 $465 $606 $655 0.2% 20.6% 58.9% 73.0% 0% 20% 40% 60% 80% 100% $0 $150 $300 $450 $600 $750 Backlog Next Year Revenue % of Next Year Revenue Unprecedented Visibility Levels • IEA’s backlog continues to grow year - over - year ► The Company is shortlisted on all major targeted projects ► Developers/owners open to awarding an entire project portfolio vs. individual projects • IEA will enter 2018 with record wind backlog ► IEA has approximately $1.1 billion of revenue in backlog (i.e., awarded projects) and approximately $1 billion of additional rev enue in high probability pipeline • Current visibility is the strongest in IEA history ► In June 2016, IEA had $96 million of committed wind revenue against a 2017 forecast of $465 million, or ~21% ► As of August 2017, IEA has $357 million of committed wind revenue for 2018 (and approximately $1.1 billion of total committed backlog) against a 2018 budget of $606 million, or ~60% ► Recently awarded 1,200 MW wind portfolio – largest wind EPC contract in industry history • Historically, the Company would not have visibility two years out, whereas today, IEA has $478 million of committed wind reve nue for 2019 and beyond Wind Backlog Bridge ($ in millions) Wind Backlog Conversion ($ in millions) G ROWING B ACKLOG P ROVIDES U NPRECEDENTED V ISIBILITY Jun - 15 Backlog 2016 Rev. Jun - 16 Backlog 2017E Rev. Aug - 17 Backlog 2018E Rev. Aug - 17 Backlog 2019E Rev. (Aug 2017) $250 $357 $478 $1,086 $0 $200 $400 $600 $800 $1,000 $1,200 Remaining 2017 2018 2019+ Total

19 T AX C REDITS P ROVIDE S TABLE , M ULTI - Y EAR R UNWAY Tax Credits Accelerating Demand for Wind & Solar • Tax credits allow for consistent renewable energy construction through 2024, mitigating previous “boom - and - bust” cycles • The federal PTC and ITC were extended in December 2015, ensuring security of wind and solar investments ► Continued tax and sales incentives at state and local levels drives further market growth Solar • The federal renewable electricity PTC is an inflation - adjusted per - kilowatt - hour tax credit for wind projects • The PTC declines gradually until 2020, but the four - year safe harbor extension in place will drive projects through 2024 ► Over 60 GW of projects safe harbored as of 12/31/16 (developers had to purchase components by end of 2016) ► At IEA’s current ~30% wind construction market share (2) , this provides a revenue opportunity of over $4.5 billion for the Company • The federal Business Energy ITC can be taken in lieu of claiming PTC for wind projects and is available for all solar projects • The ITC was extended at its current level through 2019 and then declines gradually until 2022 0% 10% 20% 30% 40% % of installed cost Current ITCs 60 GW Safe Harbor (3) 30% IEA Market Share $4.5+ Billion Revenue Opportunity for IEA x = Wind PTC Tax Credits (1) Equipment Purchase Year Safe - Harbor Construction Period 100% 80% 60% 40% % of PTC 2016 2017 2018 2019 2020 2021 2022 2023 2024 (1) Source: Energy.gov. (2) Management estimate, based upon industry and customer data available to Management. (3) Source: MAKE Consulting.

Multiple Levers to Drive Growth

Multiple Growth Opportunities Beyond Executing its ~$1.1 Billion Current Wind Backlog Projects

Organic Growth

Opportunities to grow presence across attractive markets with long-term growth potential

Mergers & Acquisitions

Robust platform for M&A growth

Expand Self-Perform Capabilities

- Increase electrical self-perform capabilities
- Perform high voltage electric work in-house
- Potential for over 300 bps EBITDA margin increase
- Initial self-perform projects will commence in 2018
  - 2018 EBITDA impact expected to be an incremental $8 million
  - 2019 EBITDA impact expected to be an incremental $15 million

Build Solar Presence

- Large addressable market with secular growth drivers through at least 2050
- Cross-selling opportunity with captive, existing wind customer base
- Ability to capture incremental share of the expanding utility-scale solar construction market
- Solar PV installed capacity expected to grow at a ~10% CAGR from 2017 – 2020(1)

Grow Foothold in Civil, Industrial & Power

- Leverage 60+ years of experience across petrochemical, pharmaceutical and other heavy industrial facilities
- Positive tailwinds exist for traditional U.S. civil and industrial markets
  - The Fast Act and IDOT and INDOT budgets provide for billions of dollars of funding for civil/infrastructure projects
- IEA maintains a distinctive resume and excellent reputation across these diverse markets

Mergers & Acquisitions

- Active pursuit list of highly strategic and actionable targets
- Potential to increase project diversification through work with conventional power, downstream oil and gas-related and other industrial customers
- Accelerate share of currently outsourced high voltage scope, including T-line interconnect

(1) Source: U.S. Energy Information Administration.

Source: Management estimates, based upon industry and customer data available to Management.

20

21 Solar 40% Wind 49% Civil / Other 11% S IGNIFICANT S OLAR O PPORTUNITY T HROUGH 2023 AND B EYOND Market Opportunity • IEA’s growth after the expiration of PTC is projected to come from continued growth in the renewables sector with utility - scale solar projected to grow significantly through at least 2050 • Projected growth in solar development is forecasted to exceed that in wind ► New, utility - scale solar development in the U.S. is projected to be 10.9 GW in 2018 and 12.9 GW in 2019 (1) ► This equates to a $6+ billion revenue opportunity in 2018 and a $7+ billion revenue opportunity in 2019 • Skills and resources needed to construct solar are a sub - set of those needed for wind construction ► IEA already has the civil, electrical and mechanical manpower, equipment and expertise needed Solar Revenue Momentum Projected Utility - Scale Solar Generation (2) Solar Projected to Grow as a % of IEA Revenues (3) 0 50 100 150 200 250 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 Utility-Scale • IEA’s existing wind customers are also leading developers of solar ► 11 of IEA’s current top 15 customers also develop solar facilities • Since 2010, IEA has completed 67 solar projects, representing over 700 installed MW ► Built out a new commercial team in 2017 to expand its market share in solar • IEA has a growing pipeline of solar projects under its new solar commercial team ► Currently, $261 million of high - probability solar revenue for 2018 in IEA’s pipeline ► Additional solar pipeline of $916 million (14 projects) for 2018 2018 2022 Solar 20% Wind 75% Civil / Other 5% (in billion kwh) (1) Source: MAKE Consulting. (2) Source: U.S. Energy Information Administration. (3) Management estimate, based upon industry and customer data available to Management.

M&A Pipeline in place to Accelerate Growth

Attractive M&A Opportunity for IEA

- IEA has an active list comprised of dozens of highly strategic and actionable targets
- Landscape of small tuck-in opportunities and larger "merger" opportunities exist in the marketplace
- Limited, scaled competitors capable of making acquisitions
- IEA is well regarded culturally and broadly viewed as an acquirer of choice
- The Company's capital structure flexibility and growing free cash flow should provide ample firepower to pursue acquisition candidates
- IEA operational platform is in place to support and successfully integrate opportunities

M&A Focus Sectors

- Utility-Scale Solar Development & Storage
- Electrical Self-Perform
- Industrial / Mechanical

INFRASTRUCTURE & ENERGY ALTERNATIVES

Illustrative Acquisition Pipeline(1)

Target	Industry Focus				Geography	Estimated Revenue ($M)	Existing IEA Relationship
	High Voltage	Electrical Self-Perform	Solar	Industrial / Mechanical			
A	✓				East	$125	✓
B			✓	✓	East	$250	✓
C		✓			National	$125	✓
D	✓				East / West	$100	✓
E			✓		East	$200	✓
F	✓	✓	✓		Midwest	$80	✓
G				✓	Midwest	$300	✓

(1) Select opportunities from a list of 30+ tracked targets.

22

PARTNERS OAKTREE

23 0.51 0.68 0.77 0 3,000 6,000 9,000 12,000 15,000 0.0 0.5 1.0 1.5 2.0 2.5 3.0 2014 2015 2016 Man Hours (000's) TRIR TRIR Man Hours E XPERIENCED M ANAGEMENT T EAM F OCUSED ON G ROWTH , S AFETY & P ROJECT C ONTROLS Industry - Leading Safety Performance (1) • Management has established a corporate culture committed to health and safety ► Everyone has responsibility for safety regardless of title or position ► Safety is planned and integrated into all work processes Best - in - Class Project Controls • Rigorous procedures span the entire project lifecycle (pre - construction, construction, post - construction) • Dedicated team has over 175 years of combined experience • IEA maintains RFP schedules, performs weekly variance analyses and tracks KPI heatmaps to ensure optimal project execution Senior Management Team is Employee - Centric and Customer - Focused • Strong management team committed to completely fulfilling the customer service and project management needs of clients • Implemented best - in - class project controls, established industry - leading safety performance and enhanced expertise and resources across markets • High customer, vendor and OEM retention due to nested senior relationships, corporate transparency and responsiveness • Ability to attract and retain the best talent because of corporate culture and core value system Andrew Layman CFO 25+ yrs. experience 2 yrs. with IEA Chris Hanson EVP, Operations 25+ yrs. experience 13 yrs. with IEA J.P. Roehm CEO & President 20+ yrs. experience CEO/President since 2015 Brian Hummer SVP, BD/Proj. Controls 20+ yrs. experience 11 yrs. with IEA David Bostwick General Counsel 25+ yrs. experience 7 yrs. with IEA 0.82 0.82 0.66 0.0 0.2 0.4 0.6 0.8 1.0 1.2 2014 2015 2016 EMR EMR Industry Average = 1.0 Industry Average = 2.5 (1) Source: U.S. Department of Labor and U.S. Bureau of Labor Statistics.

III. F INANCIAL O VERVIEW

25 $380 $128 $287 $207 $614 $603 $533 $480 $804 $937 $0 $250 $500 $750 $1,000 $1,250 '12 '13 '14 '15 '16 Q2 LTM Q3 LTM '17E '18E '19E Wind Solar Civil/Other S UMMARY F INANCIAL P ERFORMANCE Revenue (1) ($ in millions) Adjusted EBITDA & Margin (1)(3)(4) ($ in millions) Record Financial Performance in 2016 Enhanced Performance During 2017 (1) Projections represent organic growth only, assumes no M&A and mid - point of the 2017E Adj. EBITDA range of $51 - $55 million, whi ch is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 31 for additional details on the imp act of the capital leasing program (‘Full Year Impact of 2017 Capital Leasing Program’) and a reconciliation of Net Income to Adj. EBITDA. (2) From 2013 – 2015, U.S. resources were diverted to now discontinued Canadian operations; financial information presented excludes discontinued Canadian operations. (3) Adjusted EBITDA and Margin do not reflect actual historical results. See page 31 for a reconciliation of Net Income to Adj. E BIT DA. (4) LTM EBITDA is the EBITDA from Continuing Operations (As Adj.) for the respective periods. See page 31 for a reconciliation of Ne t Income to EBITDA from Continuing Operations (As Adj.). (5) Source: MAKE Consulting. (6) Management estimate, based upon industry and customer data available to Management. • Following the appointment of new management and a refocus on core U.S. operations, IEA has delivered record financial results ► Executed all projects efficiently and profitably ► Enhanced margin profile through project controls • Total new wind construction declined from 8.7 GW in 2016 to 7.3 GW in 2017E (5) ► Build - up in 2016 due to PTC extension uncertainty and subsequent slow - down in 2017 given runway of extension ► Projected to return to 10.0 GW of new capacity in 2018E and to continue to grow through 2020E • IEA built a record level of backlog during 2017 that will drive 2018 and 2019 performance • Despite this slowdown, IEA is delivering record wind margins and market share for 2017 ► Gained #1 market share in U.S. wind energy construction – grew share from ~25% in 2016 to current ~30% (6) Management Refocus of Canadian Operations (2) Management Refocus of Canadian Operations (2) $41 $15 $9 $9 $64 $66 $63 $53 $78 $95 0% 5% 10% 15% 20% 25% $0 $25 $50 $75 $100 $125 '12 '13 '14 '15 '16 Q2 LTM Q3 LTM '17E '18E '19E Adj. EBITDA Adj. EBITDA Margin

26 Highly Efficient Operating Model • Attractive margin profile driven by a highly efficient operating model, including an experienced estimating staff and robust project controls • EBITDA growth and low capital expenditures have resulted in high adjusted free cash flow (1) generation ► Average adjusted capex as a percentage of revenue for 2017 to 2019 is projected to be less than 2% annually (2) ► Negative working capital • Free cash flow provides ample firepower to execute strategic acquisitions Strong Adjusted Free Cash Flow (1) ($ in millions) (1) Defined as Adj. EBITDA less capital expenditures and payments under capital leases. (2) Capex for 2017 assumes capital lease program was in effect for full year. (3) Defined as Adj. Free Cash Flow as a percentage of Adj. EBITDA. See page 31 for a reconciliation of Net Income to Adj. Free Cash Flow. (4) Normalized Adj. Free Cash Flow is defined as Adj. Free Cash Flow plus the cost of PP&E that would not have been incurred under current lease program less incremental lease expense from capital lease program. V ERY S TRONG M ARGIN & C ASH F LOW C HARACTERISTICS Delivering Consistent Profitability Expanding Gross Margin on Wind Projects • Wind projects typically bid on fixed price and short duration (~6 months) build cycles • IEA has an established track record of executing projects on schedule and on budget • Rigorous project controls procedures allow IEA to reliably deliver industry - leading customer service and result in attractive margins on large and small jobs • All 2016 projects were profitable with ~86% able to improve final margin from estimated margin at time of bid Mean: 14.5% Mean: 11.4% Mean: 9.5% 0% 10% 20% 30% 40% 50% $0 $15 $30 $45 $60 $75 Gross Margin Project Size ($ in millions) 2014 2015 2016 $45 $39 $10 $5 $9 $59 $49 $71 $88 0% 20% 40% 60% 80% 100% $0 $25 $50 $75 $100 $125 '12A '13A '14A '15A '16A '17E '18E '19E Normalized FCF Free Cash Flow Normalized % Conversion % Conversion

A PPENDIX

PRESENTER BIOS (IEA AND OAKTREE)



J.P. Roehm
Chief Executive Officer & President

- Responsible for providing strategic direction, aligning business, financial and operation initiatives with company goals, overseeing performance objectives and client relationships
- Previously, 20 years of experience ranging from Project Superintendent, Estimator, Project Manager, and VP of Business Development
- Served on IEA's previous M&A team – developed targets, performed due diligence, and participated in SPA negotiations. Served a leading role on the RMT-IEA integration team during the 2013 acquisition of RMT
- Pioneered IEA's expansion into renewables, which has resulted in >10x growth in ~10 years



Andrew Layman
Chief Financial Officer

- 28 years of experience in industries, including construction, energy, mining, consumer products, manufacturing, bio-medical and automotive
- Began career at PwC where he earned his CPA. Managed multiple SEC reporting engagements, including the firm's largest customer: Ford Motor Company
- Divisional CFO for Flextronics, a $6B high growth product development and manufacturing division. Led the acquisition and integration of multiple companies in different parts of the world ranging in size from $50M to $700M
- Regional CFO at Ferrovial, a "stand-alone" large, newly acquired, heavy construction and engineering services division for South America, located in Chile. Ferrovial provides construction and mining services to the world's largest mines. Integrated the acquisition of the division



Ian Schapiro
Managing Director & Portfolio Manager

- Co-founded GFI Energy Ventures, the predecessor to the GFI Energy Group, which became part of Oaktree in 2009 to execute the Power Opportunities and Infrastructure Investing strategies
- Serves on the boards of Sachs Electric, Remedial Construction Services (RECON) and Infrastructure & Energy Alternatives LLC
- Previously, Partner of utility consulting firm Venture Associates and of Arthur Andersen & Co. following that firm's acquisition of Venture Associates
- Previously, Chief Financial Officer of a technology company and a commercial banker focused on the energy sector

28

IEA | M III PARTNERS | OAKTREE

Presenter Bios (M-III)



Mohsin Meghji
Chairman & Chief Executive Officer

- 25+ year career focusing primarily on maximizing and realizing value of companies experiencing financial, operational or strategic transitions. He has done this through management and/or advisory roles in partnership with some of the world's leading financial institutions, private equity funds and hedge funds
- Founder & Managing Partner of M-III Partners, 2014 – Present
- EVP and Head of Strategy of Springleaf Financial, 2012 – 2014
- Founder & Managing Director of Loughlin Meghji + Company, 2002 – 2011
- Arthur Andersen & Co., 1987 – 2002



Philip Kassin
Co-Head of M&A & Financing

- Accomplished advisor and principal investor in the energy, chemicals and industrials sectors
- Senior Managing Director at Evercore Partners in energy & chemicals, 2010 – 2016
- Head of M&A and Financing at Access Industries, 2005 – 2010
- Supervisory Board Member and Chair of Finance and Investment and Audit Committees of LyondellBasell Industries, 2005-2010
- Senior investment banking roles at Morgan Stanley, Goldman Sachs and Merrill Lynch
- Partner at PricewaterhouseCoopers, responsible for energy M&A consulting practice, 2000-2002



John Rogers, CFA
Independent Advisor

- Former Managing Director and Head of Institutional Research at D.A. Davidson, 1992 – 2017
- Most comprehensive coverage of research in the Engineering & Construction industry
- Joined D.A. Davidson in 1992 and has over 30 years sell-side research experience
- Institutional Investor's "Home-Run Hitter" (2 times); Wall Street Journal's "Best on the Street" in Heavy Machinery (5 times); Forbes' "Best Brokerage Analyst" (2 times); Starmine's "Best Brokerage Analyst" in Construction & Engineering (5 times)
- Co-hosted the largest annual Institutional Investor E&C Conference and author of the "Monthly E&C Industry Update"

29

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M-III PARTNERS | OAKTREE

30 S UPPLEMENTAL T RANSACTION D ETAIL IEA and its Investors are Closely Aligned Through Earn - Out, Deferred Founder Shares & Continuing Oaktree Ownership • Existing IEA stockholders will be eligible to receive up to 9 million shares of common stock based on an earn - out mechanism ► 1 million shares of common stock will be payable if EBITDA (as defined in the Merger Agreement) for 2018 is at least $65 mill ion and an additional 250,000 shares would be payable for each $1 million of EBITDA (as defined in the Merger Agreement) in exces s of $65 million; and ► 1 million shares of common stock will be payable if EBITDA (as defined in the Merger Agreement) for 2019 is at least $90 mill ion and an additional 250,000 shares would be payable for each $1 million of EBITDA (as defined in the Merger Agreement) in exces s of $90 million ► Any shares of common stock that are not earned for 2018 may be earned for 2019, subject to an aggregate cap of 9 million shar es • To more closely align the interests of M - III, existing IEA stockholders and the Company, M - III is deferring vesting of 1.875 mil lion of its 3.75 million Founder Shares ► 937,500 shares vest when the Company’s stock price reaches $12.00 per share for any 20 of 30 trading days ► 937,500 shares vest when the Company’s stock price reaches $14.00 per share for any 20 of 30 trading days • Existing IEA stockholders will receive $35 million in convertible, redeemable, preferred equity (1) , having the following terms: ► Cash dividends payable quarterly at 6% per annum for the first 18 months following closing and then at 10% per annum until redeemed or converted ► Commencing three years after closing, unpaid amounts may be converted, at the option of the holder, into common stock at a pr ice per share equal to the then - current market value (30 - day VWAP) of the common stock ► At the option of the Company, unpaid amounts are redeemable by the Company in whole or in part at par plus accrued and unpaid dividends at any time prior to conversion ► Mandatory redemption at par plus accrued and unpaid dividends by the Company (if not earlier converted by holders) upon (i) t he earlier of a (a) change of control or (b) material disposition by the Company or any of its subsidiaries, and (ii) receipt of ne t cash proceeds of any primary equity issuances (with it being understood that equity consideration paid to sellers on account of acquisitions by the Company or its subsidiaries would not trigger redemptions) ► The Company and its subsidiaries will be restricted from making dividends (other than within the company group) and repurchas es of common stock while any preferred equity is outstanding Preferred Equity as Part of Consideration (1) Subject to certain adjustments in Merger Agreement.

EBITDA Adjustments

Summary of EBITDA Adjustments *($ in thousands)*

A. Discontinued Operations – in FY15, the Company shut down its Canadian operations and restructured its corporate cost structure. Management removed the income statement activity related to the Canadian legal entity and corporate costs that are no longer a part of the Company's cost structure. Also excluded are impacts of certain costs that are no longer part of the Company's cost structure going forward

B. Diversification SG&A – In FY17, the Company began expanding into electrical transmission work and corresponding services, which were historically subcontracted to third parties. Revenue related to these services is not anticipated until FY18

C. Allocation, Reserve and Accrual Adjustment - Adjustments recorded in preparation for PCAOB audit, including corrections of allocations between Continuing and Discontinued Operations, and corrections to accruals and reserves

1. Torque Tools Capitalization – in Nov. 2016, the Company capitalized the costs related to its torque tools resulting in an out-of-period benefit to the income statement of approximately $2.9m; this has been reversed
2. FY16 Bonus Expense – in FY16, a portion of the Company's executive leadership team's bonus was tied to the turnaround of the Company's financial performance
3. Professional Fees & Expenses – certain compensation and travel costs related to the current ownership and governance structure of the Company
4. (Gains) / Losses on Sale of Assets – non-operating (gains) / losses related to sale of the Company's assets
5. Stock Compensation Expenses – removal of the non-cash stock compensation expense from historical earnings
6. Acquisition Costs – removal of the 3rd party expense related to historical acquisition costs
7. Bonus AICP – removal of non-cash deferred compensation expense related to the retired founders of the business
8. Life Insurance – Shareholder / SERP – removal of life insurance expenses for the founders of the Company and other retired employees that are not expected to continue post-transaction; the Company has an investment asset related to the life insurance liability
9. Miscellaneous Gains – removal of the non-operating gains of the Company from historical earnings
10. Warranty Reserve Release – adjustment reflects the removal of an out-of-period gain resulting from a warranty reserve release in FY16; the warranty accrual was established in FY15
11. Vacation Reserve Release – reversal of an out-of-period gain due to the release of a historical vacation reserve
12. Employee Reward Accrual Release – the Company over accrued for employee rewards in Dec. 2016 and subsequently reversed the expense in Jan. 2017
13. Full Year Impact of 2017 Capital Leasing Program – Reflects the annualization of the EBITDA effects of the capital leasing program for cranes and yellow iron, which was implemented during 2017, consisting of (i) a $1.7 million positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments and a corresponding increase in interest expense and amortization expense, (ii) a $1.6 million reduction in cost of goods sold due to operational efficiencies resulting from the program and (iii) $1.4 million of expected gain on leased assets due to residual value exceeding depreciated carrying value. The adjustments related to the capital lease program are based on Management's current estimates and could change depending on business activity and ongoing project needs.

	2014	2015	2016	2017E(1)
Total Revenue	**$286,754**	**$206,714**	**$613,534**	**$480,000**
Net Income / (Loss)	**($86,455)**	**($26,457)**	**$59,414**	**$31,178**
A. Discontinued Operations	88,372	29,715	6,193	1,537
Net Income from Cont. Operations	**$1,917**	**$3,258**	**$65,607**	**$32,715**
Interest Expense, net	113	(4)	-	1,709
Depreciation & amortization	3,953	3,053	2,844	5,568
Taxes	1,143	1,689	(2,449)	3,561
B. Diversification SG&A	-	-	-	4,447
EBITDA from Continuing Operations	**$7,126**	**$7,996**	**$66,002**	**$48,000**
% Margin	*2.5%*	*3.9%*	*10.8%*	*10.0%*
C. Allocation, Reserve and Accrual Adjustment	-	1,000	(1,920)	-
EBITDA from Continuing Operations (As Adj.)	**$7,126**	**$8,996**	**$64,082**	**$48,000**
% Margin (As Adj.)	*2.5%*	*4.4%*	*10.4%*	*10.0%*
Adjustments				
1. Torque Tools Capitalization	21	-	(2,901)	-
2. FY16 Bonus Expense	-	-	1,525	-
3. Professional Fees & Expenses	150	752	1,353	-
4. (Gains) / Losses on Sale of Assets	373	(823)	(130)	-
5. Stock Compensation Expenses	470	-	-	-
6. Acquisition Costs	385	25	-	-
7. Bonus AICP	170	298	(23)	-
8. Life Insurance - Shareholder / SERP	6	83	(152)	-
9. Miscellaneous Gains	-	(51)	(83)	-
10. Warranty Reserve Release	-	118	(118)	-
11. Vacation Reserve Release	53	(172)	-	-
12. Employee Reward Accrual Release	-	-	100	-
Other Adjustments				
13. Full Year impact of 2017 Capital Leasing program	-	-	-	4,700
Total Adjustments	**$1,628**	**$230**	**($429)**	**$4,700**
Adjusted EBITDA	**$8,754**	**$9,226**	**$63,653**	**$52,700**
% Margin	*3.1%*	*4.5%*	*10.4%*	*11.0%*
Capital Expenditures (2)	4,064	677	4,495	3,238
Adjusted Free Cash Flow (3)	**$4,690**	**$8,549**	**$59,158**	**$49,462**
% Conversion	*53.6%*	*92.7%*	*92.9%*	*93.9%*

(1) Projections represent organic growth only, assumes no M&A and mid-point of the 2017E Adj. EBITDA range of $51 - $55 million, which is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron.
(2) Includes purchase of property, plant and equipment and payments under capital leases.
(3) Defined as Adj. EBITDA less capital expenditures and payments under capital leases.

31

IEA Infrastructure & Energy Alternatives | M III Partners | OAKTREE